Exhibit 1.1

FRANCE TELECOM’S BY-LAWS

As amended by the Shareholders meeting of April 22, 2005

Article 1

Legal Form

The Company France Telecom is a “société anonyme” (French corporation) governed by corporate law, subject to specific laws governing the Company, particularly French law no. 90-568 of July 2, 1990, as amended, and to these by-laws.

Article 2

Objects

The Company’s corporate purpose, in France and abroad, specifically pursuant to the French Postal & Telecommunications Code, shall be

–	to provide all electronic communication services in internal and international relations;

–	to carry out activities related to public service and, in particular, to provide, where applicable, a universal telecommunications service and other mandatory services;

–	to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect the same with other French and foreign networks open to the public;

–	to provide all other services, facilities, handset equipment, electronic communications networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

–	to set up, acquire, rent or manage all real estate or other assets and businesses, to lease, install and operate all structures, businesses, factories and workshops related to any of the purposes defined above;

–	to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

–	to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or enterprises, the contribution, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or any other means;

–	and more generally, all industrial, commercial, Company and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company’s business.

Article 3

Company Name

The Company’s name is “France Telecom”.

Article 4

Registered Office

The registered office is at 6, place d’Alleray, Paris 75015, France.

The board of directors is empowered to transfer the Company’s registered office, within the applicable statutory terms and conditions.

Article 5

Term

The Company was incorporated for a duration of ninety-nine years from December 31, 1996, barring early liquidation or extension.

Article 6

Share Capital

The share capital is 9,869,333,704 Euros, divided into 2,467,333,426 fully-paid up shares, each with a nominal value of four (4) euros.

Article 7

Changes to the Capital

The share capital may be increased, decreased or amortized in accordance with applicable legal provisions.

Article 8

The Payment for Cash Shares

In the event of a share capital increase, cash shares, when applied for, shall be paid up in the minimum proportion provided for under the law. Partly paid up shares shall be registered shares until fully paid up. Payment of the remainder shall be made in one or several installments, pursuant to a decision by the board of directors, within a maximum time-limit of five years as of the date of the final capital increase.

Applicants will be informed of calls for funds by certified mail with acknowledgement of receipt within fifteen days at least of the date set for each payment. Payments shall be made either at the registered office, or any other place designated for this purpose.

Should the shareholder fail to pay by the date set by the board of directors, any amounts due shall bear interest, ipso jure, at the legal rate of interest, as of the due date for payment, without prejudice to other statutory proceedings and penalties. In particular, the Company may force the sale of the securities that have not been paid up.

Article 9

Legal Forms of the Shares

Shares are in either nominative or bearer form, as decided by the shareholder and subject to statutory provisions.

The company may at any time, including by request to the central depository that operates the account for issuance of its securities, use all statutory or regulatory provisions that allow it to identify holders of securities that confer immediate or future voting rights in its shareholders’ meetings, and to obtain information about the number of securities held by each of them and any restrictions that might be attached to the securities; this identification concerns in particular the holders of similar securities outside French territory.

In addition to the legal obligation to report to the Company of when the thresholds of 5%, 10%, 20%, 33 1/3%, 50% and 66 2/3% of the share capital or voting rights are crossed, any individual or legal entity, acting alone or in concert with others, who acquires directly or indirectly (as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the share capital or voting rights in the Company, must report the total number of shares, voting rights and securities giving rights to the share capital that such person or entity holds via registered mail with return receipt to the Company within five trading days after registration of the securities which enabled the holder to reach or cross the threshold.

This declaration must be repeated in accordance with the conditions indicated above each time a new 0.5% threshold is reached or crossed, whether crossing above or below, for any reason whatsoever, including beyond the 5% threshold.

In the event of failure to comply with any of the provisions set forth above, the shareholder or shareholders in question shall be deprived of the voting rights attached to any shares or securities in excess of the thresholds, subject to legal provisions and limits, if one or more shareholders holding at least 0.5% of the share capital or voting rights so requests at a shareholders’ meeting.

Article 10

Transfer and Passing on of Shares

Shares are freely negotiable, subject to applicable legal and regulatory provisions. They shall be registered in a share account and are transferred by means of a transfer order from account to account.

Article 11

Rights and Obligations of the Shares

Each share shall entitle its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby. Furthermore, each share shall entitle its holder to vote and be represented in the shareholders’ meetings in accordance with statutory rules and the provisions of these by-laws. Ownership of one share implies, ipso jure, adherence to the by-laws and the decisions of the shareholders’ meeting.

The shareholders shall be liable for losses within the limits of their contributions to the Company’s capital.

The heirs, creditors, legal beneficiaries and other representatives of a shareholder may not place liens on the property or securities of the Company, nor request the division or public sale, nor interfere in the administration of the Company. For the proper exercise of their rights, they shall refer to the corporate records and to the decisions of the shareholders’ meeting.

At times when ownership of several shares is necessary in order to exercise any right as in an exchange, grouping or allocation of shares, or as a consequence of a capital increase or decrease, merger or other corporate operation, the owners of isolated shares, or shares lower than the required amount, may only exercise the particular right on condition that the shareholder personally takes the required steps to group or, if applicable, purchase or sell the number of requisite shares.

Article 12

The Shares are Indivisible—Usufruct

1.	The shares shall be indivisible with regard to the Company.

Joint owners of indivisible shares shall be represented at shareholders’ meetings by either owned or by a single proxy. In the event of disagreement, the proxy shall be appointed by the courts at the request of joint-owner so petitioning.

2.	The voting rights attached to the share shall belong to the usufructuary at ordinary shareholders’ meetings, and to the bare-owner at extraordinary shareholders’ meetings.

Article 13

The Board of Directors

1.	The company is managed by a Board of Directors comprised of at least twelve members and no more than twenty-two members, including:

•	three directors representing the Company’s employees and the employees of its direct or indirect subsidiaries (pursuant to Article L. 225-27 of the French Commercial Code) whose registered offices are on French territory, including one representative for engineers, managers and related workers;

•	one director representing employee shareholders (or contributors to a corporate mutual fund holding shares of the Company), appointed by the general meeting of shareholders.

In the event of a vacancy, as a result of death or by resignation, of one or more seats of directors appointed by the general meeting of shareholders, apart from the director representing employee shareholders, the Board of Directors may, between two general meetings, make appointments on a provisional basis subject to the approval of the next ordinary general meeting, within the limits and conditions provided by law.

2.	The method of voting in order to fill each seat of director representing employees is the method provided in the applicable legal and regulatory provisions.

Specifically, elections shall be by:

•	two-round election on a majority basis for the electoral college of engineers, managers and related workers;

•	proportional voting by list on a plurality basis and without crossovers for the electoral college of the other employees.

All employees satisfying the conditions prescribed by law can vote and are eligible. Each candidacy for the election of the Board member representing the electoral college of engineers, managers and related workers shall include, in addition to the name of the candidate, the name of a substitute in the event of a vacancy for any reason. Each list of candidates for the election of representatives from the electoral college of other employees shall include at least four names.

The term of office for directors representing employees shall be five years.

The first directors representing employees shall assume office at the first Board meeting held after the complete results of the first elections have been announced.

Subsequent directors representing employees shall assume office upon expiry of the term of office of the predecessors.

The term of a director representing employees who himself ceases to be an employee shall be terminated.

Elections shall be held every five years such that a second vote may take place no less than fifteen days before the outgoing directors relinquish their office.

During each election, the board of directors shall establish the list of subsidiaries and arrange elections on a date allowing the time limits set out below to be observed.

The time limits to be observed for each election are as follows:

–	the date of the election is made public at least eight weeks before the vote;

–	the list of electors is made public at least six weeks before the vote;

–	candidacies shall be registered at least five weeks before the vote, it being specified that candidates must be members of the electoral college that they wish to represent;

–	the list of candidates shall be made public at least four weeks before the vote;

–	the documents needed for mail-in votes shall be sent at least three weeks before the vote.

If there are no candidacies in one of the electoral colleges, the corresponding seat(s) shall remain vacant until the next election of directors representing employees.

The vote shall take place in the course of a single day, at the place of work and during normal working hours. However, the following persons are entitled to a mail-in vote:

–	staff members who are expected to be absent on the day of the vote;

–	staff members who are remote from the polling station to which they are assigned, by virtue of the nature or conditions of their employment;

–	staff members working on sites where there is no polling station.

The terms and procedures for the organization and conduct of the election of directors representing employees, which are not specified by applicable legal or regulatory provisions, or by these by-laws, shall be established by the board of directors, or by the Chairman of the Board acting upon delegation, for companies within the perimeter set forth in the first sub-paragraph of 1 above.

3.	The director representing the employee shareholders shall be appointed, pursuant to applicable legal and regulatory provisions, by the general meeting of shareholders upon a motion proposed by the shareholders referred to in Article L. 225-102 of the French Commercial Code, it being specified that all employees, including civil servants, shall be taken into account.

Candidates for the office of director representing the employee shareholders shall be appointed subject to the following conditions:

a)	Where the voting rights of the shares held by employees (or by the mutual funds of which they are members) are exercised by members of the supervisory board of said unit trusts, the candidates shall be appointed by this board.

b)	Where the voting rights of the shares held by employees (or by the mutual funds of which they are members) are exercised directly by these employees, the candidates shall be appointed during the consultation provided for by Article L. 225-106 of the Code de commerce, either by the employee shareholders meeting specially for this purpose, or in connection with a written consultation.

Employees of the Company, or of companies and groups linked to it within the meaning of Article L. 225-180 of the Code de commerce, who satisfy the conditions set forth by law, are eligible. A list shall be prepared of all the candidates duly nominated under a) and b) of the preceding paragraph. It shall include the names of at least two candidates with, for each of the candidates, the name of a replacement should a vacancy arise for any reason.

The shareholders’ meeting votes on all eligible candidacies; the candidate receiving the most votes shall be the director representing the shareholding employees.

The term of office of the director representing the employee shareholders shall be five years. This director’s term shall end at the end of the shareholders’ meeting convened to approve the accounts of the previous year, held in the course of the year when his term of office expires. However, the mandate shall automatically cease and the director representing the employee shareholders shall be deemed to have resigned his office if he ceases to be an employee of the Company, or of the companies or groups linked to it within the meaning of Article L. 225-180 of the French Commercial Code.

Where the office of the director representing employee shareholders becomes vacant for any reason, the director’s replacement shall immediately enter into office for the remainder of the term of office of his predecessor.

The conditions for the organization and conduct of the election of the director representing the employee shareholders, where not specified by applicable legal and regulatory provisions, or by these by-laws, particularly with regard to the time limits for the nomination of candidates, shall be established by the board of directors or by the Chairman of the Board acting upon delegation.

4.	In the event of a vacancy for whatever reason of one or more seats of directors representing the employees and for which replacement pursuant to Article L. 225-34 of the French Commercial Code has not been possible, the board of directors, duly composed of the remaining members, may validly meet and deliberate prior to the election of the new director(s) representing employees, who shall be considered as in office for the purposes of determining the minimum number of directors pursuant to paragraph 2 above. This procedure is also applicable during the period prior to the beginning of the term of office of the first director representing the employee shareholders and in the event that the seat of the director representing the employee shareholders becomes vacant, for whatever reason.

5.	The Board may appoint a secretary, who need not necessarily be a Board member.

6.	The term of office for directors shall be five years.

The duties of the directors, apart from those directors representing employees and, if applicable, the directors representing the French State, shall cease at the end of the shareholders’ meeting convened to approve the financial statements for the previous year, held during the year when their terms of office expire. On an exceptional basis, the terms of office of directors appointed by the shareholders’ meeting and who are in office at the time of transfer to the private sector of the majority of share capital is completed, shall terminate on the expiration date provided at the time of their appointment.

7.	The shareholders’ meeting shall set the directors’ attendance fees.

The board of directors, after express deliberation, shall be free to distribute this remuneration among the directors, subject to applicable legal and regulatory provisions.

Costs incurred by directors during their terms of office shall be reimbursed by the Company against documentary evidence.

8.	Each director appointed by the shareholders’ meeting (apart from the director representing the employee shareholders) and each director representing employees, shall own at least one share in the Company.

9.	The board of directors may call upon members of the Company, or individuals outside the Company, to assist at Board meetings without granting them a vote.

10.	Individuals called upon to assist at Board meetings shall be bound by the same rules of discretion as the directors themselves.

11.	The board of directors may appoint, on a motion proposed by its Chairman, one or more auditors chosen from among the shareholders, whether individuals or legal entities, or from outside their number.

Their terms of office shall be set by the board of directors, but shall not exceed five years.

Auditors can always be re-elected. The board of directors may terminate their appointment at any time.

In the event of an auditor’s death, dismissal or surrender of office for any other reason, the board of directors may appoint a replacement for the remainder of said auditor’s term of office.

Auditors are called on to assist as observers at Board meetings and may be consulted by it or by its Chairman.

An auditor’s office is unpaid. Nevertheless, the board of directors may authorize reimbursement of expenses which auditors incur on behalf of the Company.

Article 14

The Chairman of the Board of Directors—Appointment

The board of directors shall elect its Chairman from among its members who are natural persons. The Chairman shall be elected for the entire duration of his office as director and may be re-elected.

The age limit for carrying out the duties of Chairman of the Board of Directors is set at 70 years. If this age limit is reached during office, the Chairman of the Board shall be considered as having resigned from office.

Article 15

Board Meetings

1.	The board of directors shall convene as often as the Company’s interests so require, pursuant to notice from the Chairman.

The meeting will take place at the registered office or at any other place indicated in the notice to convene. In principle, the notice to convene must be given at least five days in advance by letter, telegram, telex or fax. It must contain the agenda. In the event of an emergency meeting, the notice may be given immediately and by any means, including verbally.

Meetings of the board of directors shall be chaired by the Chairman of the board of directors or, if unable to do so, by the most senior director present.

2.	The Board may not validly deliberate unless a quorum of at least half of its members are present or, as the case may be, are deemed to be present under the terms of (4) hereafter.

Decisions will be taken by a majority of members present, deemed to be present, or represented. In the event of a tie, the Chairman of the meeting shall cast the deciding vote.

3.	An attendance sheet shall be kept which must be signed by the directors at the Board meeting and record, as the case may be, the participation of directors by videoconference. Board decisions shall be recorded in minutes drawn up in compliance with applicable legal provisions and signed by the Chairman of the meeting and by one director or, if the Chairman of the meeting is unable to attend, by two directors. Copies or extracts of the minutes may be certified by the Chairman of the board of directors, the Chief Executive Officer, the Delegated Managing Director, the director temporarily delegated to the duties of Chairman or the holder of a power of attorney duly authorized for this purpose.

4.	The board of directors, in accordance with statutory and regulatory requirements, may draw up rules fixing the terms and conditions under which directors who take part in a meeting of the Board by means of videoconferencing are deemed present, for calculating the quorum and the majority, the form and terms of application of which shall be set forth by decree.

Article 16

Powers of the Board of Directors

The board of directors shall determine the strategy of the Company’s activities and shall ensure its implementation. Subject to the powers expressly granted to the shareholders’ meetings and to the Chairman of the board of directors and within the scope of the corporate objects, the Board shall take up all questions related to the management of the Company and by its deliberations shall settle all related affairs.

The board of directors shall undertake such checks and verifications that it judges appropriate.

The board of directors may decide to set up special, consulting commissions to control, in particular, contracts, the procedures employed to enter into contracts, and to audit France Telecom’s accounts.

The board of directors will determine the by-laws and powers of these commissions. The commissions will report to their tasks to the board of directors.

The board of directors may delegate these powers to any person it deems fit, even not belonging to the Company, either in France or abroad, within the limits of the law and the present by-laws.

Article 17

Powers of the Chairman of the Board of Directors

The Chairman of the board of directors shall organize and direct the board’s work, which he shall report on to the general meeting. He shall ensure the proper functioning of the Company’s governing bodies and, shall ensure in particular, that the directors are able to carry out their duties.

In accordance with Article 29-1 and 29.2 of French law no. 90-568 of July 2, 1990, as amended, the Chairman of the board of directors shall have the power to appoint and manage the civil servants employed by the company.

Article 18

General management

General management of the Company shall be assumed under the responsibility of either the Chairman of the board of directors, who shall then assume the title of Chairman and Chief Executive Officer, or, if applicable, by another person appointed by the board of directors and bearing the title of Chief Executive Officer.

The board of directors shall decide between these two arrangements for the exercise of general management, and shall duly inform the shareholders and third parties according to the applicable regulatory conditions.

The decision of the board of directors relating to the choice of form of general management shall be made in accordance with the quorum and majority rules set forth in point 2 of article 15.

The arrangement selected—and any subsequent option—is only valid until the board of directors decides otherwise, acting under the same majority conditions; in any event, the board of directors must make a decision relating to the arrangement for the exercise of general management at the time it nominates or re-appoints its Chairman or at the time it nominates or re-appoints the Chief Executive Officer, if this position is separate from that of Chairman.

Where the board of directors elects to separate the positions of Chairman and Chief Executive Officer from that of Chief Executive Officer, it shall nominate the Chief Executive Officer from among its directors or from outside their number, set his term of office, determine his remuneration and, where necessary, any limitations to his powers.

The age limit for exercising the duties of Chief Executive Officer is set at 70 years. If the age limit is reached during office, the Chief Executive Officer shall be considered as having resigned from office.

The Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, shall be granted the widest powers to act in any matter on behalf of the Company in all circumstances. He shall exercise his powers within the limits of the corporate purpose and subject to the powers expressly attributed by law to shareholders’ meetings, to the board of directors and, where the positions of Chairman of the board of directors and Chief Executive Officer are separate, to the Chairman of the board.

The Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, shall represent the Company in its relations with third parties. The Company shall be bound also by actions of the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, which do not come within the corporate purpose, unless it proves that the third party knew that the action was outside of the limits of this purpose, or that the third party could not have not known this in view of the circumstances, it being specified that the mere publication of the by-laws does not constitute such proof.

Article 19

Delegated General Management

At the proposal of the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, the board of directors may appoint one or more individuals with the title of Delegated Managing Director(s), who shall be responsible for assisting the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer.

The maximum number of Delegated Managing Directors is set at five.

The age limit for exercising the duties of Delegated Managing Directors is set at 70 years. If the age limit is reached during office the Delegated Chief Executive Officer shall be considered as having resigned from office.

In agreement with the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, the board of directors shall determine the extent and duration of the powers granted to the Delegated Managing Director(s).

With regard to third parties, the Delegated Managing Director(s) shall have the same powers as the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer.

The board of directors shall determine the compensation of the Delegated Managing Directors.

If the Chairman and Chief Executive officer or, where applicable, the Chief Executive Officer, ceases to exercise, or is prevented from exercising, his duties, the Delegated Managing Directors shall, except where otherwise decided by the board, remain in office and retain their duties until appointment of the new Chairman and Chief Executive Officer or, where applicable, of the new Chief Executive Officer.

Article 20

Statutory Auditors

The Company’s accounts shall be audited by two auditors appointed in conformity with the law and exercising their duties in accordance therewith.

Two deputy auditors shall be appointed to replace the official auditors in the event of refusal, prevention, resignation or death.

Article 21

shareholders’ Meetings

1.	Shareholders’ meetings are composed of all shareholders whose shares are paid up and have been registered in an account prior to the date of the meeting in accordance with the following conditions:

–	In order to attend, vote by mail or be represented at the meetings, owners of bearer shares or shares registered in an account not held by the Company must deposit a certificate issued by the intermediary holding their account, confirming the non-transferability of the shares until the date of the meeting, at the locations indicated in the notice of meeting, by no later than 3 p.m. (Paris time) the day before the meeting.

–	In order to attend, vote by mail, or be represented at the meetings, owners of shares registered in an account held by the Company must have their shares registered in such company-held account by no later than 3 p.m. (Paris time) on the day before the meeting.

The board of directors may shorten or eliminate the deadline for the receipt of the certificates of non-transferability described above.

Access to shareholders’ meetings is open to shareholders, and to their proxies and representatives registered upon simple proof of their status and identity. If it sees fit to do so, the board of directors may distribute personalized admission cards to shareholders and require them to produce these cards at the meeting.

Shareholders participating via video-conferencing or other means of telecommunications that allow identification shall be deemed present for the calculation of quorum and majority of shareholders’ meetings.

The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote without attending the meeting or by proxy by granting a proxy to their spouse or to another shareholder in order to be represented at a shareholders’ meeting.

Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy together with a document attesting to their status as a shareholder, either by hard copy or via other means of telecommunications, until 3 p.m. (Paris time) the day before the meeting. Transmission methods are set forth by the board of directors in the notice of meeting and the notice to attend.

The board of directors may shorten or eliminate the deadline for receipt of such votes or proxies.

Shareholders who are not resident in France may be represented at a shareholders’ meeting by a registered intermediary who may participate subject to legal requirements.

2.	Shareholders’ meetings are convened by the board of directors, or, failing that, by the auditors, or by any person empowered for this purpose. Meetings are held at the registered offices or any other location indicated in the notice to convene.

Notices must be given at least 15 days before the date of the meeting. When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting and, if applicable, the second postponed meeting, must be called at least six days in advance in the same manner as used for the first notice.

3.	The agenda of the shareholders’ meeting shall appear in the notice to convene for meeting and is set by the author of the notice.

The shareholders’ meeting may only deliberate on the items on the agenda.

One or more shareholders representing the percentage of capital required by law, and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of proposed resolutions on the agenda.

An attendance sheet containing the information required by law shall be kept at each shareholders’ meeting.

Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a director appointed for this purpose by the board of directors; failing which, the meeting itself shall elect a chairman.

Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

The officers shall name a secretary, who does not have to be a shareholder.

The mission of the meeting’s officers is to verify, certify and sign the attendance sheet, ensure the proper conduct of debates, settle any incidents occurring during the meeting, check the votes cast and ensure their legality and ensure that minutes of the meeting are drawn up.

The minutes shall be prepared, and copies or excerpts of the deliberations shall be issued and certified as required by law.

4.	Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not amend the by-laws. An ordinary meeting shall be convened at least once a year within six months of the end of each financial year in order to approve the annual and consolidated accounts for the year in question or, in case of postponement, within the period established by court order.

On the first convocation, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-quarter of the shares entitled to vote. Upon the second convocation, no quorum is required. Decisions are made by a majority of votes held by the shareholders present, represented by proxy, or voting by mail.

5.	Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of the by-laws. It may not, however, increase shareholder commitments, except for properly executed transactions resulting from a share consolidation.

Subject to the legal provisions governing capital increases from reserves, profits or share premiums, the deliberations of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-third of all shares entitled to vote when convened for the first time, or one-fourth when convened for the second time. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was called.

Subject to the same condition, the second meeting shall make decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting by mail.

Article 22

Shareholders’ Right to Obtain Information

All shareholders are entitled to access the documents necessary to allow them to have full knowledge of relevant facts and make an informed judgment concerning the management and operation of the Company.

The nature of these documents and the conditions under which they are mailed or made available are setby law.

Article 23

Financial Year

The financial year is twelve months, beginning January 1 and ending December 31 of each year.

Article 24

Annual and Consolidated Accounts

The board of directors shall keep proper accounts of corporate activities and draw up annual and consolidated accounts, in conformity with applicable laws, regulations and standards.

Article 25

Allocation of Results from the Annual Accounts

The income statement, which summarizes the income and expenses for the financial year, shows, after deduction of depreciation and amortization and provisions, the profit or loss for the year.

Of the earnings for the financial year less prior losses, if any, at least 5% is set aside to fund the legal reserve. This withdrawal ceases to be mandatory when the reserve reaches one-tenth of the share capital; it resumes when, for any reason, the legal reserve falls below this one-tenth figure.

Distributable profits consist of the profits for the year, less prior losses, plus the amounts to be placed in reserves as required by law or the by-laws, plus retained earnings. The shareholders’ meeting may withdraw from these earnings any sums it deems appropriate to allocate to any optional reserves or to carry forward to the next financial year.

Moreover, the shareholders’ meeting may decide to distribute sums taken from reserves at its disposal, expressly indicating the reserve items from which such withdrawals are made. However, dividends shall first be taken from the distributable earnings for the year.

Except in the case of a capital reduction, no distribution may be made to shareholders when shareholders’ equity is or would, as a result of such a distribution, be less than the amount of capital plus reserves which the law or the by-laws prohibit from being distributed. The re-evaluation variance may not be distributed; it may be incorporated, in whole or in part, into the capital.

Article 26

Payment of Dividends

The terms and conditions for the payment of the dividends approved by the shareholders’ Meeting are determined by the shareholders’ meeting, or in lieu, by the board of directors. However, cash dividends must be paid within a maximum of nine months after the close of the financial year, unless extended by court order.

The ordinary shareholders’ meeting may grant each shareholder, for all or part of the dividends to be distributed, an option between payment of the dividends in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the year when the balance sheet established during or at the end of a financial year and certified by an auditor, shows that the Company has made a profit since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the by-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Dividends not claimed within five years after the payment date shall be deemed to expire.

Article 27

Liquidation

Subject to the applicable legal provisions, the Company shall be in liquidation from the time of its winding-up, however brought about. The general meeting of shareholders shall then decide on the method of liquidation and appoint the liquidator(s). The legal entity of the Company shall continue for the purposes of liquidation, until its definitive closure.

The Company shall, insofar as all other liquidation conditions and arrangements are concerned, abide by the applicable legal provisions, subject to the rights of its shareholders as set forth in these by-laws; specifically, after its liabilities have been discharged, any balance that may be available for distribution shall be divided equally between all of the shares.

Article 28

Disputes

All disputes which may arise during the Company’s existence or its liquidation, either between the shareholders and the Company or among the shareholders themselves, concerning the business of the Company or the interpretation or implementation of these by-laws will be submitted to the jurisdiction of the relevant courts located in the jurisdiction where the Company’s head office is situation.